Exhibit 99.3

	Three Months Ended	Three Months Ended
Amounts in $ millions	March 31, 2006	March 31, 2005

Loss from continuing operations before income taxes	$(59.6)	$(24.2)

Add back:
Depreciation and amortization	10.0	10.1
Interest	20.1	35.7
Restructuring and other costs	—	0.1
Financial restructuring	53.6	—

EBITDA(R) Segment Profit	$24.1	$21.7